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                     May 4, 2022

       Steven J. Heyer
       Chief Executive Officer and Chairman
       Haymaker Acquisition Corp. III
       501 Madison Avenue, Floor 12
       New York, New York 10022

                                                        Re: Haymaker
Acquisition Corp. III
                                                            Revised Preliminary
Proxy Statement on Schedule 14A
                                                            Filed April 27,
2022
                                                            File No. 001-40128

       Dear Mr. J. Heyer:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Stephen Alicanti